Exhibit 10.1

  EMPLOYMENT CONTRACT


                  AGREEMENT made this __ day of October, 1999, between TopListing.com Corporation (a Colorado Corporation) and it's parent, Banyan Corporation and it's subsidiary, DoubleCase Corporation, located in Colorado Springs, Colorado, (hereinafter referred to as "EMPLOYER"), and Alan Hillsberg (hereinafter referred to as "EMPLOYEE").

                  WHEREAS, Employer is a corporation developing products and services for manufacture, sale and e-commerce, and; WHEREAS, Employee and Employer desire an Employment Contract between Employee and Employer.

                  IT IS MUTUALLY covenanted and agreed as follows:

1. EMPLOYMENT: The Employer employees the Employee and the Employee accepts employment upon the terms and conditions of this Agreement.

2. TERM: The Term shall begin November 1, 1999, and continue for two years or terminate as provided for below.

3.   DUTIES: The Employee shall:

     A. Perform to the best of his ability all duties reasonably assigned to him by the Employer, and carry out all Employer's policies and directives;

     B. Devote his full time and attention to the performance of such duties, to the exclusion of any other activities;

     C. Not become involved in any personal investment or business matters which adversely affect the Employer.

4. EXTENT OF SERVICES: The Employee shall devote his entire time and attention to the Employer's business as the Employer may define. During the term of this Agreement, the Employee shall not engage in any other business activity, unless approved by Employer, regardless of whether it is pursued for gain or profit. The Employee, however, may invest his assets in other companies so long as they do not require the Employee's services in the operation of their affairs.


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5.   DISCLOSURE OF INFORMATION;  The employee  acknowledges  that as a result of the employment, he will have access to certain information of the Employer and of DoubleCase Corporation (hereafter "DC") that is confidential and constitutes valuable, special, and unique property of the Employer and DC. That property includes, but is not limited to confidential business plans, pricing policies, marketing strategies, records, technology, propriety information, customer lists, product design, the use of or disclose all of which matter or thing might reasonably be construed to be contrary to the best interest of Employer and DC. The Employee shall not, during and after the term of his employment, for a period of three years, disclose all or any part of the above information to any person, firm, corporation, association, or other entity for any reason or purpose. In the event of the Employee's breach or threatened breach of this paragraph, the Employer shall be entitled to a preliminary restraining order and an injunction restraining and enjoining the Employee from disclosing all or any part of the Employer's customer list and from rendering any services to any person, firm, corporation, association, or other entity to whom all or any part of such list has been, or is threatened to be, disclosed. In addition to or in lieu of the above, the Employer may pursue all other remedies available to the Employer for such breach of threatened breach, including the recover of damages from the employee.

6. COMPENSATION AND BENEFITS: Employee shall receive compensation from the Employer for his services as follows:

     A. Employee shall be paid an annual salary of $116,000.00 which shall be paid in twenty-four (24) equal installments of $4,833.33 each, with Employer to withhold the appropriate state, federal and local taxes.

     B.   a)   Employee shall be paid 10% of the Company's net pre-tax profit as computed under GAAP. Such payment shall be made 45 days after the close of each calendar quarter for the term of this Agreement.

          b) Employee shall be paid 20% of DC's net pre-tax profit as computed under GAAP. Such payment shall be made 45 days after the close of each calendar quarter for the term of this Agreement.

               Employee's annual salary shall be proportionately distributed between Employer and DC based upon the time spent with each company. Such distribution is to fairly impact the true net pre-tax profit of the Company and DC.

     C. Employee shall be granted Options to purchase 235,000 shares of common stock of Banyan Corporation (Employer parent corporation) at $0.1187 per share (95% of market value October 26, 1999). Said Options shall vest as follows:

          a) 135,000 share Options vest November 1, 2000 - expires three years after vesting.

          b) 100,000 share Options vest November 1, 2001 - expires three years after vesting.

               In the event this Agreement is terminated anytime prior to November 1, 2000, the Employee shall be entitled to the 135,000 Options vested November 1, 2000, and 50% of the Options vested of November 1, 2001. Additionally, in the event this Agreement is terminated anytime after to November 1, 2000, the Employee shall be entitled to the 100,000 Options vested November 1, 2001. Vested share Options must bed exercised within one year of termination or expire. Said Options and underlying shares will not be registered and will be issued under Rule 144. Banyan will agree to including said shares in the event Banyan files a registration statement.

     D)   Employer shall provide medical insurance for Employee and his family.

     E) At such time Employer creates a pension plan, Employee's years of service prior to the creation of the pension plan shall be credited to Employee for vesting purposes.


7.   FUTURE SALARY INCREASES:

     A. A salary increase may be determined by the Board of Directors based on performance of the company at any time.

     B.   An annual bonus may be determined by the Board of Directors.

     C. In lieu of, or in addition to, a salary increase and bonus as set forth in subparagraphs A and B above, the Employer and Employee may substitute, or add, a stock option plan or such other benefit as may be mutually agreeable.

8. VACATIONS: The Employee shall be entitled to a vacation; Year 1, of two (2) weeks; Year 2, of three (3) weeks, during which time the compensation shall be paid in full. The date for the vacation shall be set with approval of the Employer.

9. DISABILITY: If the Employee is unable to perform his services by reason of illness or injury for a period of more than 90 days, the compensation thereafter payable to him during the continued period of such illness or incapacity shall be reduced by 50%. The Employee's full compensation shall be reinstated upon his return to full employment and discharge of his full duties. Notwithstanding anything to the contrary, the Employer may terminate this Agreement at any time after the Employee is absent from his employment, for what ever cause, for a continuous period of more than 16 weeks, and all obligations of the Employer shall thereupon terminate.

10. TERMINATION: If the Employee's employment hereunder is terminated without good cause the Employer shall be immediately required to buy out the Employee's rights hereunder for an amount equal to the amount of base salary that the Employee would have earned from the time of termination to the expiration of the term of this Agreement. Good cause shall exist if the Employee is engaged in fraud, misappropriation, embezzlement, repeated substance abuse, or other material criminal conduct involving the Company. In the event of termination for good cause, no further consideration, buy out or severance shall be paid.

11. NON-COMPETE: In the event this Agreement is terminated prior to its term for any reason, Employee will not participate in any manner with the production, marketing, design or consulting in the business of carrying cases and other computer accessories for a period of three years from the date of termination. Additionally, in the event this Agreement is terminated prior to its term for any reason, Employee will not participate in any manner with the optimization or design of internet web pages/site for a period of three years from the date of termination

12. CONSTRUCTION: Nothing contained herein shall obligate the Employer to make any payment for any period after the death of the Employee or after the termination of his employment except as set out herein.

13. MODIFICATION: This Agreement may be modified by the parties only by written supplemental agreement.

14.  BINDING  EFFECT:  This Agreement  shall be binding upon the parties,  their heirs, assigns, receivers, trustees in bankruptcy, or any other representative authorized by this Contract to be a party to this Agreement.

15. APPLICABLE LAW: This Employment Agreement shall be construed under the laws of the State of Colorado.

16. ENTIRE AGREEMENT: This Agreement supersedes all agreements previously made between the parties relating to the subject matter of this Agreement. There are no other understandings or agreements, either oral or written.

17. NON WAIVER: Not delay or failure by any party in exercising any right under this Agreement, no partial or simple exercise of such right shall constitute a waiver of any other right.

18. HEADINGS: Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18. ASSIGNMENT: This Agreement may not be assigned by either party, except that should Employer merge or be purchased, the Employment Agreement is assignable to the newly created company.

19.  TIME: Time is of the essence in the performance of this Agreement.


                  IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


"EMPLOYER"                                           "EMPLOYEE"
TopListing.com Corporation                             ALAN HILLSBERG



By:  /s/ Cameron B. Yost                                By: /s/Alan Hillsberg
      Cameron B. Yost                                      Alan Hillsberg
      Director & Secretary